Exhibit 99.1

Company Release – Mifflintown, PA – October 30, 2017 Juniata Valley Financial Corp. Announces 2017 Third Quarter Financial Results

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”), announced that Juniata’s third quarter 2017 net income was $1,206,000, a decrease of $241,000, or 16.7%, in comparison to net income for the third quarter of 2016. Earnings per share was $0.25 in the third quarter of 2017 compared to $0.30 in the same period in 2016. For the nine months ended September 30, 2017, net income was $3,959,000, an increase of $105,000, or 2.7%, over earnings for the same period in 2016. Earnings per share for the nine months ended September 30, 2017 increased $0.03, or 3.8%, over the corresponding 2016 period.

Ms. Barber noted, “The comparison of the results of operations for the three and nine month periods ending September 30, 2017 to the corresponding periods in 2016 were impacted by recorded gains on the sales of investment securities in both nine month periods, as well as significant merger and acquisition costs in the 2016 nine month period and gains on life insurance proceeds recorded in the 2016 three month and nine month periods. However, steady growth in the balance sheet, coupled with increased revenues and core operating efficiencies, continue to deliver solid earnings to our shareholders in our 150th year of community banking”.

Juniata incurred $372,000 of expense in conjunction with the integration of its Northern Tier region during the first nine months of 2016; no similar expense was recorded in either of the 2017 periods. The integration costs incurred in the 2016 nine month period were offset by $113,000 in gains from the sales of loans and $364,000 in gains on life insurance proceeds included in the 2016 nine month period. Securities gains were recorded in both the three and nine month periods of 2017 and 2016, with $376,000 more in such gains recorded in the 2017 nine month period.

Annualized return on average assets for both the nine months ended September 30, 2017 and 2016 was 0.89%. Annualized return on average equity for the nine month period in 2017 was 8.81%, while the annualized return on average equity was 8.38% for the nine months ended September 30, 2016.

Net interest income, after the provision for loan losses, was $13,509,000 in the first nine months of 2017 compared to $13,282,000 in the first nine months of 2016, as average earning assets increased by 3.6% and interest-bearing liabilities increased by 4.0%. The yield on earning assets remained at 3.88% in both periods, while the cost of interest bearing liabilities rose by 8 basis points. The net interest margin on a fully tax-equivalent basis was 3.53% in the 2017 period, compared to 3.59% in the 2016 period.

Noninterest income during the nine months ended September 30, 2017 decreased by $4,000 when compared to the same period in 2016. Included in noninterest revenues in the 2017 period was $510,000 in securities gains, while the 2016 nine month period noninterest revenues included $247,000 in gains on securities and loans, as well as $364,000 in gains on life insurance proceeds. Excluding all gains, noninterest income was $97,000, or 2.8%, greater in the first nine months of 2017 than in the same period in 2016. This increase was primarily driven by increased customer debit card activity and mortgage banking income.

Noninterest expense, excluding the integration costs included in the 2016 nine month period, increased by 2.8% during the 2017 nine month period. The increase was partially attributable to a rise in employee benefit expense of $103,000 relating to an increase in medical insurance claims year-to-date in 2017 compared to the same period in 2016, as well as an increase of $53,000 in amortization expense related to increased investment in a community low income housing project. Other noninterest expense increased 18.8% during the nine months ended September 30, 2017 compared to the same period in 2016. Contributing to this increase was a rise in electronic banking losses of $85,000 primarily due to fraudulent debit card transactions and increased consulting fees.

For the third quarter of 2017, annualized return on average assets was 0.81% compared to 1.02% for the same period in 2016, and annualized return on average equity was 8.00% and 9.35% in the third quarters of 2017 and 2016, respectively. Excluding the $364,000 in life insurance proceeds recorded in the third quarter of 2016, for the third quarter of 2017, the annualized return on average assets was 0.76% and the annualized return on average equity was 7.00%.

Net interest income, after the provision for loan losses, was $4,556,000 in the third quarter of 2017 compared to $4,356,000 in the third quarter of 2016, as average earning assets increased by 5.6% and interest-bearing liabilities increased by 7.0%. The 2 basis point increase in yield on earning assets was partially offset by an 11 basis point increase in the cost of interest bearing liabilities. The net interest margin on a fully tax-equivalent basis was 3.56% in the third quarter of 2017, compared to 3.59% in the comparative 2016 period.

Noninterest income during the three months ended September 30, 2017 decreased 22.4% from the three months ended September 30, 2016. Included in the three months ended September 30, 2016 was $364,000 in gains on life insurance proceeds, while no such gains were realized during the same period in 2017. Excluding gains on the life insurance proceeds, noninterest income increased by $12,000, or 1.0%, in the third quarter of 2017 compared to the third quarter of 2016, primarily attributable to an increase in mortgage banking income.

Noninterest expense increased by 2.6% in the third quarter of 2017 versus the third quarter of 2016, primarily due to the addition of $53,000 in amortization expense in the third quarter of 2017 related to an increase in investment in a community low income housing project and an increase of $57,000 in consulting fees and other costs to maintain employee benefits. Foreclosure costs also increased in the three months ended September 30, 2017 over the comparable 2016 period by $16,000.

Total assets at September 30, 2017 were $599.9 million, an increase of 3.4% compared to December 31, 2016. During the same period, deposits increased by $17.8 million, or 3.9%, while loans grew by $4.3 million. Credit quality continued to improve in the third quarter of 2017. As of September 30, 2017, non-performing loans as a percentage of outstanding loans was 1.16%, improving from 1.40% on December 31, 2016.

On October 17, 2017, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share, payable on December 1, 2017 to shareholders of record on November 15, 2017.

To review financial statements which include detailed quarter and year-to-date financial information, please refer to Juniata’s reports by following this link: September 2017 Financial Statements. These financial statements can also be found at www.jvbonline.com, under Investor Relations/Financial Highlights/September 2017 Financial Statements.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the SEC.  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fifteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through OTC Pink under the symbol JUVF.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this forward-looking information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the SEC.